ASSIGNMENT OF APPLICATION

THIS ASSIGNMENT OF DEFINITIVE AGREEMENT (this "Assignment") is made effective as of September 20, 2016 (the "Effective Date"), by and between Ferlin Corp., a company registered under the laws of the Republic of the Marshall Islands with Registration number 19968, ("Assignor"), and Patriot Berry Farms, Inc., a Nevada corporation, ("Assignee").

WITNESSETH:

WHEREAS, Ferlin Corp. a company registered under the laws of St. Vincent and the Grenadines with Registration number 19968 ("initial Assignor") and Mistrin PTY, LTD ("Seller"), entered into that certain purchase for 100% undivided interest in the Vivio application, including the Vivio Source Code (ie.,18,277 lines of ios) (the "Application"); and

WHEREAS, Initial Assignor and Assignor, has entered into an assignment of application agreement dated 27 August 2016 under which the assignor has been assigned with the100% undivided interest in the Vivio application, including the Vivio Source Code (ie.,18,277 lines of ios) (the "Application"); and

WHEREAS, Assignor desires to assign to Assignee all of Assignor's right title and interest in the Applicationin exchange for common stock of Assignee.

WHEREAS, to grant Assignee ownership of the Application, Assignor desires to, from and after the Effective Date, assign its right to ownership of the Application under the Purchase Agreement to Assignee and Assignee desires to accept the assignment of such ownership rights of the Application but to assume none of Assignor's duties, obligations, and liabilities under the Purchase Agreement; and

WHEREAS, as consideration for the assignment, Assignee has agreed to pay to Assignor One million, five hundred thousand (1,500,000) shares of its common stock.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. **Assignment**. As of the Effective Date, Assignor hereby assigns, gives, grants, bargains, sells, conveys, transfers and sets over unto Assignee, all of Assignor's right, title and interest in, to, and under the Application in, the Purchase Agreement, but excluding all of Assignor's duties, obligations, and liabilities under the Purchase Agreement, including any and all payment obligations to Seller.

2. **Consideration**. In consideration for the assignment to Assignee of ownership of the Application and for Assignor's continued performance of the payment obligations under the Purchase Agreement, Assignee shall issue to Assignor one million five hundred thousand (1,500,000) shares of Assignee's common stock ("Shares"), as follows:seven hundred and fifty thousand (750,000) Shares upon the Effective Date, and seven hundred and fifty thousand (750,000) Shares upon transfer of title of the Application to Assignee.

3. **Assignor's Representations**.

Assignor represents and warrants to Assignee that:

(i) The Purchase Agreement attached hereto as **Exhibit A** and made a part hereof is a true and complete copy and there have been no amendments or modifications thereto except as otherwise set forth in **Exhibit A**.

(ii) Assignor has been, now is, and shall in the future fulfill all of its obligations under the Purchase Agreement.

a. Initial Assignor has previously paid to Seller the first two payments, totaling fifty thousand dollars ($50,000) that were due under the Section 3 of the Purchase Agreement, Assignor will pay to Seller all remaining payments pursuant to the Purchase Agreement. Assignor shall pay to Seller the third payment of fifty thousand dollars ($50,000) on or before September 26, 2016, the fourth payment of fifty thousand dollars ($50,000) on or before December 25, 2016, and the final payment of fifty thousand dollars ($50,000) on or before March 18, 2017.

4. **Indemnification**. (a) Assignee hereby indemnifies and agrees to defend and hold harmless Assignor, its members, managers, stockholders, directors, offices, successors and assigns from and against any and all actual or alleged claims, demands, liability, loss, damage, cost and expense, including without limitation reasonable attorneys' fees, which Assignor may or shall incur under the Purchase Agreement by reason of any failure or alleged failure of Assignee to perform or fulfill the duties, obligations, and liabilities of the Lessee under the Purchase Agreement from and after the Effective Date.

(b) Assignor hereby indemnifies and agrees to defend and hold harmless Assignee its members, managers, stockholders, directors, officers, successors and assigns from and against any and all actual or alleged claims, demands, liability, loss, damage, cost and expense, including without limitation reasonable attorneys' fees, which Assignee may or shall incur by reason of any failure or alleged failure of Assignor to have complied with, performed, or fulfilled the duties, obligations, and liabilities of the Lessee under the Purchase Agreement prior to the Effective Date.

5. **Successors and Assigns**. The terms and conditions of this Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, subject to the restrictions on assignment of the Application.

6. **Counterparts**. This Assignment may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute one document. Facsimile and electronic signatures will be effective as original signatures with regard to this Assignment.

7. **Governing Law**. This Assignment shall be construed, and the rights and obligations of Assignor and Assignee hereunder shall be determined, in accordance with the substantive laws of the State of Nevada without regard to any choice of law provisions therein. Venue is proper in the county in which the company is located.

8. **Construction**. Any capitalized terms used in this Assignment and not defined shall have the same meaning as set forth in the Purchase Agreement unless otherwise expressly set forth herein to the contrary.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed on the day and year first set forth above.

ASSIGNEE:	ASSIGNOR:
PATRIOT BERRY FARMS, INC., aNevada corporation	FERLIN CORP
By:	By:
Name: Daniel Cattlin	Name: Loukas Dimitriou
Title: Chief Executive Officer	Title: Director